UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2006 (March 20, 2006)

BOSTON LIFE SCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURE

Item 8.01.      Other Events.
     On March 20, 2006, Boston Life Sciences, Inc., a Delaware corporation (the “Company”) announced that it had ended its Parkinson’s or Essential Tremor (POET-1) trial for ALTROPANE® molecular imaging agent earlier than planned to evaluate the full data set from the trial. The Company also announced that it had notified the U.S. Food and Drug Administration that it has elected to terminate its current Special Protocol Assessment covering the POET-1 trial. Based on the previous performance of ALTROPANE and the Company’s monitoring of non-blinded data from the approximately 200 patients enrolled in the POET-1 trial to date, the Company believes it may have already enrolled enough subjects in the trial to evaluate the efficacy of ALTROPANE single photon emission computed tomography (SPECT) imaging in the differentiation of Parkinsonian Syndrome tremors from non-Parkinsonian or Essential tremors.
     The goal of the POET-1 trial was to assess whether ALTROPANE is more effective than the subjective methods used by general practitioners and internists to distinguish between tremors caused by Parkinsonian Syndrome and other movement disorders, as judged by comparison to a diagnosis by a movement disorder specialist. The Company’s original plan for enrolling 332 subjects in the trial was, in part based on published reports in scientific journals that indicated a 20 to 30 percent misdiagnosis rate in the early stages of Parkinson’s disease. Monitoring of the non-blinded data available to the Company from the subjects already enrolled in the POET-1 trial indicates that the error rate by general practitioners that participated in this trial is much higher. The Company believes that there is a possibility that the POET-1 trial may reach statistical significance at the current enrollment levels.
     The Company anticipates completing the data analysis from the POET-1 trial and releasing its findings during the third quarter of 2006. At that time, the Company expects to outline its strategy for its POET-2 trial and the Company’s overall clinical development plan for the ALTROPANE program.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.
Date: March 21, 2006	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer